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EXHIBIT 3.3

                     ARTICLES OF AMENDMENT

     To the Secretary of State of the State of Idaho.

     Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its articles of incorporation as follows:

1.   The name of the corporation is: Iron Mask Mining Company

2.   The text of each amendment is as follows:

          Article V was amended to read as follows:

                          "ARTICLE V"

          The total authorized number of par value shares is 100,000,000 having a par value of $.005 per share, or an aggravate value of $500,000.00.

          Said shares shall all be of the same class and every share of said stock shall be equal in all respects to every other of said shares, and shall not be subject to assessment.

3.   The date of adoption of the amendment(s) was: January 21,
     1998

4.   Manner of adoption (check one):

     [ ] The amendment consists exclusively of matters which do not require shareholder action pursuant to section 30-1-1002, Idaho Code, and was, therefore, adopted by the board of directors,

     [ ] None of the corporation's shares have been issued and was, therefore, adopted by the incorporator board of directors.

     [x] The number of shares outstanding and entitled to vote was 9,987,316

The number of shares cast for and against each amendment was:

Amended article          Shares for          Shares against

Article V                5,569,928           77,900

Dated: January 28, 1998
Signed by: /s/ W. E. Delaney
Its:  President